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                          STOCK OPTION DEFERRAL PROGRAM

The Merrill Corporation Stock Option Deferral Program ("Deferral Program") allows participants to defer compensation from stock option. This means that you can defer, pre-tax, the difference between the option price and the fair market value of the stock on the date of exercise, times the number of shares exercised (the "Deferred Stock Option Compensation").

It works like this:

1. You elect to defer compensation from a specific stock option grant by completing a Stock Option Deferral Election Form for that grant. You must file a separate election form for each grant with respect to which you want to defer compensation. YOUR ELECTION IS IRREVOCABLE.

2. You agree not to exercise any portion on the option grant during a specified waiting period, which is 6 months from the time the election is filed.

3. To exercise your option, you file a Deferred Stock Option Compensation Exercise Notice with the Stock Option Plan Administrator. You cannot exercise any portion of your option grant during the waiting period (e.g., six months from the time the election is filed). You must still exercise the option before it expires.

4. You must use the stock-for-stock method of exercise. On the date of exercise, you must have enough "mature" Merrill common stock to cover the purchase price. "Mature" stock is stock that you have owned for more than six months and that has not been used in another stock-for-stock swap during that period. If you do not have enough "mature" Merrill common stock to pay the purchase price, you may not exercise the option, even if the option will expire.

5. The amount of you Deferred Stock Option Compensation is determined at the time of exercise. You must pay FICA taxes on the compensation in cash and at the time of exercise. NO TAXES ARE DEDUCTED FROM THE COMPENSATION AT THE TIME OF EXERCISE. The Deferred Stock Option Compensation is credited to your Stock Option Deferral Account under the terms of the Deferral Program.

6. Your Stock Option Deferral Account is allocated to the Merrill common stock earnings option. No other earnings options are available. The value of your Deferred Stock Option Compensation will increase or decrease based on the value of Merrill common stock.

7. You receive the value of your account, LESS ALL APPLICABLE INCOME WITHHOLDING TAXES, in cash on the date(s) you specify in the election and in accordance with the terms of the Deferral Program.

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THE FOLLOWING IS AN EXAMPLE OF THE MECHANICS OF THE PROGRAM:

ASSUMPTIONS:
            Options: 5,000
            Strike price: $10.50
            Current price: $22.00

STEPS:

a. Eligible participant makes election to defer gain at least six months prior to exercise. The deferral is irrevocable. At the time of election, the Participant will designate a distribution period and beneficiary(ies).

      The participant cannot exercise any portion of the option grant for at least six months.

b. At the time of exercise, the exercise occurs in a stock for stock manner. The participant surrenders enough mature stock (mature shares that have been owned by the employee for at least six months) to purchase the shares. The employee must have enough mature shares to cover the purchase or the exercise cannot be completed.

            In this example, the Participant would need to surrender 2386 shares to exercise the option:

c.    The participant receives 2386 shares back

d. The participant's deferral account will be credited with "share units" to reflect gain at the time of exercise. Share units are calculated as follows: Options x exercise price/current price.

            In this example, the Participant will be credited with 2614 share units into his/her account to defer the gain.

      The participant cannot vote these deferral units.

e. As of the date on which dividends are paid on shares, a participant will be paid such dividends on shares in his/her deferral account in cash.

f. Per the employee's deferral instructions, at some date in the future the employee receives the value in his/her account less applicable taxes, in cash. At the time of distribution, the entire value of the distribution (including all appreciation) will be taxed as ordinary income.

THINGS TO CONSIDER:

-- Except for FICA taxes, Deferred Stock Option Compensation is not taxable on the date of exercise. However, upon distribution of your Stock Option Deferral Account, the entire value of the distribution (including all appreciation) is taxed as ordinary income. By contrast, compensation from exercises of non-statutory stock option that is not deferred is taxed as ordinary income on the date or exercise, but any subsequent appreciation in the shares acquired may be taxed at capital gain rates when the shares are sold.

-- A stock option that vests incrementally is considered as one stock option grant. If you make a deferral election for that grant, all Deferred Stock Option Compensation received from that grant will be deferred.

A Stock Option Deferral Election Form is enclosed. Please read it carefully. I suggest you consult your tax advisor and/or financial planner before making a decision. The concept of deferring stock option

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compensation is relatively new and therefore has not been considered in developing many individual tax strategies and financial plans. THE ELECTION IS IRREVOCABLE. IT CANNOT BE CHANGED EVEN IN THE EVENT OF MISTAKES,
MISUNDERSTANDINGS OR ERRONEOUS ADVICE.

THE PERIOD TO FILE A STOCK OPTION DEFERRAL ELECTION ENDS MARCH 31, 1999. ELECTIONS FILED BY THIS DATE WILL BE EFFECTIVE OCTOBER 1, 1999. IF YOU FILE AN ELECTION FOR THIS PERIOD YOU WILL NOT BE ALLOWED TO EXERCISE THE OPTION COVERED BY THE ELECTION BEFORE OCTOBER 1, 1999.